UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2014

Linear Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-14864	94-2778785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1630 McCarthy Boulevard

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 432-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of Linear Technology Corporation, a Delaware corporation (the “Company”), amended and restated the Company’s Bylaws effective as of September 26, 2014 to provide that, in uncontested elections of directors  a director shall not be elected if he or she receives “Against” votes from stockholders holding a majority of the Company’s outstanding shares entitled to vote.  This new requirement will not apply in any contested elections of directors (including any election in which cumulative voting is invoked).  The restatement also makes certain conforming changes  and other clarifications (Sections 3.3,  3.11 and 3.15).   The Company’s Amended and Restated Bylaws reflecting these amendments are filed with this report as Exhibit 3.5, and the above description is qualified by reference to that document.

In connection with the above amendments to the Company’s Bylaws, the Board adopted a Director Elections and Resignation Policy to (i) establish a policy for uncontested elections that each nominee who is an incumbent director must, as a condition of renomination, submit in advance a conditional resignation that will be deemed tendered automatically if he or she is not reelected as a result of the above new provision of the Bylaws; (ii) provide that, if an incumbent director is not reelected for the above reason, the Nominating and Governance Committee will make recommendations to the Board regarding the actions to be taken with respect to all such director’s tendered resignation; and (iii) provide that the Board will then act on the Nominating and Governance Committee’s recommendation within 90 days of its receipt and then publically disclose the Board’s final decision of whether to accept the director’s resignation. This policy will be posted on the Company’s website at www.linear.com under “Investor Relations: Corporate Governance.”

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.Description

3.5Amended and Restated Bylaws of Linear Technology Corporation, effective as of September 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINEAR TECHNOLOGY CORPORATION

By:	/s/ Paul Coghlan
Paul Coghlan Vice President, Finance and Chief Financial Officer

Date:  September 26, 2014

EXHIBIT INDEX

Exhibit No.Description

3.5Amended and Restated Bylaws of Linear Technology Corporation, effective as of September 26, 2014.